                               EXHIBIT 1.A.(5)(a)

                          [PROTECTIVE LIFE LETTERHEAD]



                         VARIABLE LIFE INSURANCE POLICY
                                    JOHN DOE
                           POLICY NUMBER    SPECIMEN



    This is an Individual Flexible Premium Variable and Fixed Life Insurance Policy ("Policy") which has been issued to the Owner(s). This Policy provides a death benefit.



THE OWNER(S) HAVE THE RIGHT TO RETURN THIS POLICY. The Owner(s) may cancel this Policy after receipt by returning the Policy to our Home Office, or to the Agent who sold the policy, with a written request for cancellation dated no later than
(a) ten (10) days after receipt; or (b) 45 days after the Application was signed, or (c) 10 days after we mail or deliver a Notice of Right of Withdrawal. Return of this Policy by mail is effective on receipt by us. The returned Policy will be treated as if we had never issued it. In states where permitted, we will promptly refund an amount equal to the sum of: (a) the difference between the premiums paid (including any policy fees and or other charges deducted) and the amounts allocated to the Fixed Account or the Sub-Accounts, plus (b) the value of the amounts allocated to the Fixed Account, including any interest credited on such amounts accumulated to the date that the Policy is returned to us, plus
(c) the value of the amounts allocated to the Sub-Accounts, adjusted to reflect the net investment experience of such Sub-Accounts, to the date that the Policy is returned to us. This amount may be more or less than the premium payment(s). In states where required, we will promptly refund the premium payment(s).



    The amount of the death benefit or the duration of the insurance coverage, or both, may be variable or fixed.



    This is a legal contract. Please read your Policy carefully.



                President                                  Secretary



    THE  VALUES  PROVIDED  IN  THIS  CONTRACT,  WHEN  BASED  ON  THE  INVESTMENT
EXPERIENCE OF A VARIABLE ACCOUNT, ARE VARIABLE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNTS. THERE IS NO GUARANTEED MINIMUM FOR THE PORTION OF YOUR POLICY VALUE IN THE SUB-ACCOUNTS.



                          READ YOUR CONTRACT CAREFULLY
                      INDIVIDUAL FLEXIBLE PREMIUM VARIABLE
                             LIFE INSURANCE POLICY

                                     INDEX



POLICY SPECIFICATIONS PAGES............................................................          3
TABLE OF GUARANTEED MONTHLY MAXIMUM INSURANCE RATES....................................          6



DEFINITIONS............................          7
GENERAL PROVISIONS.....................          9
  Entire Contract......................          9
  Modification of the Contract.........          9
  Misstatement of Age or Sex...........          9
  Suicide Exclusion....................          9
  Termination..........................          9
  Representations and Contestability...          9
  Reports..............................          9
  Arbitration..........................         10
CONTROL PROVISIONS.....................         10
  The Parties Involved.................         10
  Rights of Owner......................         10
  Contingent Owner.....................         10
  Beneficiary..........................         11
  Changing the Owner...................         11
  Assignment...........................         11
  Protection of Proceeds...............         11
  Suspension or Delay in Payment.......         11
  Tax Considerations...................         11
  Changes in Policy Cost Factors.......         12
  Coverage Limitations.................         12
PREMIUMS...............................         12
  Premium Payment(s)...................         12
  Planned Premiums.....................         12
  Unscheduled Premium Payments.........         12
  Minimum Monthly Premium Guarantee....         12
  Premium Expense Charge...............         13
  Allocation of Net Premium
   Payment(s)..........................         13
  Grace Period.........................         13
  Reinstatement........................         13
DEDUCTIONS FROM POLICY VALUE...........         14
  Monthly Deductions...................         14
  Monthly Cost of Insurance Charge.....         14
  Cost of Insurance Rates..............         14
  Cost of Riders.......................         14
  Other Deductions.....................         14
  Basis of Computations................         14
FIXED ACCOUNT..........................         14
  Calculation of the Fixed Account
   Value...............................         14
  Interest Credited....................         15
VARIABLE ACCOUNT.......................         15
  General Description..................         15
  Sub-Accounts of the Variable
   Account.............................         15
  Valuation of Assets..................         16
  Calculation of Sub-Account Values....         16
  Net Investment Factor................         16
  Transfers............................         17
  Special Transfer Right...............         17
DEATH BENEFIT..........................         17
  Amount of Death Benefit Proceeds.....         17
  Payment of Death Benefits............         18
  Suspension of Payment................         18
  Creditor Claims......................         18
SURRENDERS AND WITHDRAWALS.............         18
  Surrenders...........................         18
  Withdrawals..........................         18
POLICY LOANS...........................         18
  Right to Make Loans, Policy Debt.....         18
  Maximum Loan.........................         19
  Interest.............................         19
  Collateral...........................         19
  Repaying Policy Debt.................         19
CHANGING THIS POLICY...................         19
  Increasing the Face Amount...........         19
  Premium Payments Required for a Face
   Amount Increase.....................         20
  Cancellation of an Increase of Face
   Amount..............................         20
  Decreasing the Face Amount...........         20
  Changing the Death Benefit Option....         20
  Changing the Maturity Date...........         20
  Change Approval......................         20
SETTLEMENT OPTIONS.....................         20
  Availability of Options..............         20
  Minimum Amounts......................         21
  Electing a Payment Option............         21
  Effective Date and Payment Date......         21
  Description of Options...............         21
  Death of Payee.......................         22

                             POLICY SPECIFICATIONS



POLICY NUMBER:  SPECIMEN



POLICY ISSUE DATE:  MARCH 1, 1995



INSURED:  JOHN Q. DOE



INITIAL FACE AMOUNT:  $100,000



INITIAL PREMIUM PAYMENT:  $665.00



MINIMUM MONTHLY PREMIUM PAYMENT
    FIRST POLICY YEAR:  $55.41
    POLICY YEARS 2 AND AFTER:  $50.00



PLANNED PREMIUM:  $665.00 PAYABLE
 ANNUALLY



OWNER:  JOHN Q. DOE



POLICY EFFECTIVE DATE:  MARCH 1, 1995



MATURITY DATE:  MARCH 1, 2055



ISSUE AGE:  35    SEX:  MALE



MINIMUM FACE AMOUNT:  $100,000



MONTHLY ANNIVERSARY DAY:  1



DEATH BENEFIT OPTION:  INCREASING



RATE CLASS:  PREFERRED NON-SMOKER



                                                                                                        MONTHLY
  RIDER                                                                                              CHARGE DURING
 NUMBER                                SCHEDULE OF ADDITIONAL BENEFITS                                FIRST YEAR
---------  ----------------------------------------------------------------------------------------  -------------
  None



MONTHLY GUARANTEED INTEREST RATE FOR FIXED ACCOUNT  4% ANNUALLY (.3274% MONTHLY)



INITIAL ANNUAL EFFECTIVE INTEREST RATE FOR FIXED ACCOUNT  6%



    THIS POLICY PROVIDES LIFE INSURANCE COVERAGE ON THE INSURED UNTIL THE MATURITY DATE, PROVIDED THAT THE POLICY VALUE IS SUFFICIENT TO COVER THE DEDUCTIONS TO THAT DATE FOR THE COST OF THE BENEFITS OF THIS POLICY AND OF ANY RIDERS. YOU MAY HAVE TO PAY MORE THAN THE PLANNED PREMIUMS SHOWN ABOVE TO KEEP THIS POLICY AND ANY ADDITIONAL RIDERS IN FORCE TO THAT DATE.

ALLOCATION OF PREMIUM PAYMENTS:



    Protective Variable Life Separate Account



SUB-ACCOUNTS:
-------------------------------------------------------------------------------------
Growth and Income Sub-Account........................................................           %
International Equity Sub-Account.....................................................           %
Global Income Sub-Account............................................................           %
Select Equity Sub-Account............................................................           %
Small Cap Equity Sub-Account.........................................................           %
Money Market Sub-Account.............................................................           %
Capital Growth Sub-Account...........................................................           %
  Fixed Account......................................................................           %



                                    CHARGES



    PREMIUM EXPENSE CHARGES.  Consist of the following:



    1. A Premium Tax Charge of 2.25% which will be deducted from each Premium Payment for state and local premium taxes. We reserve the right to change this percentage if premium tax rates change or the Insured's residence changes.



    2. A Sales Charge, which equals 2.75%, will be deducted from each Premium Payment during the first ten (10) Policy Years. In Policy Years 11 and greater, a Sales Charge of .75% will be deducted from each Premium Payment.



    3. A charge for federal taxes for deferred acquisition costs equal to 1.25% will be deducted from each Premium Payment during all years.



    Currently, a charge for federal income tax is not deducted from the Sub-Accounts or the Policy's Cash Value. The Company reserves the right in the future to make a charge to the Sub-Accounts or the Cash Value for any Federal, state or local taxes that the Company incurs that it determines to be properly attributable to the Sub-Accounts or the policies. We will notify you promptly of any such charge.



                               MONTHLY DEDUCTIONS



    ADMINISTRATION FEE. During the first Policy Year, the maximum Administration Fee to be deducted monthly from the Policy Value is $33. During other Policy Years, the maximum Administration Fee to be deducted monthly from the Policy Value is $8.



    We reserve the right to decrease these Administration Fees. Accordingly the Administration Fee in the first Policy Year will be $31 per month and the Administration Fees in other Policy Years will be $6 per month.



    ADMINISTRATION CHARGE FOR INCREASE IN FACE AMOUNT. An administration charge of $0.11 per every $1,000 of increase in additional face amount is deducted from the Policy Value monthly in connection with an increase in face amount during the twelve month period following the effective date of the increase.



    CHARGE FOR BENEFITS UNDER RIDERS. Every month the Company deducts a charge for any Riders.



    COST OF INSURANCE CHARGE. Every month the Company deducts a charge for the Cost of Insurance, which varies and is calculated in accordance with the policy provisions.

                                OTHER DEDUCTIONS



    MORTALITY AND EXPENSE  RISK CHARGE.   A  Mortality and  Expense Risk  Charge
guaranteed   not  to  exceed  .90%  annually  to  be  deducted  daily  from  the
Sub-Accounts.



    WITHDRAWAL CHARGE. A Withdrawal Charge equal to the lesser of: (a) 2% of the amount withdrawn; or (b) $25 is deducted from the Policy Value whenever you make a withdrawal.



    TRANSFER FEE.   A $25 charge  may be  deducted from the  Policy Value  being transferred for each transfer request in excess of 12 during a Policy Year.



                               SURRENDER CHARGES



    If this Policy is surrendered or you reduce the initial face amount during the first fifteen Policy Years, we will deduct a Surrender Charge from the Policy Value.



    The Surrender Charge for the initial Face Amount is equal to the Surrender Charge Percentage indicated in the table for the Policy Year in which the surrender or reduction in initial Face Amount occurs, multiplied by the aggregate amount of premium payments made in Policy Year 1 (including premium payments for any riders). The Maximum Surrender Charge for any Policy Year is $283.64.


                SURRENDER CHARGE
POLICY YEARS       PERCENTAGE
-------------  -------------------
         1                27%
         2                27%
         3                27%
         4                27%
         5                27%
         6                27%
         7                24%
         8                21%

                SURRENDER CHARGE
POLICY YEARS       PERCENTAGE
-------------  -------------------
         9                18%
        10                15%
        11                12%
        12                 9%
        13                 6%
        14                 3%
        15+                0%



    If the initial face amount of this Policy is decreased during the first fourteen Policy Years, the Surrender Charge imposed will equal the portion of the total Surrender Charge that corresponds to the percentage by which the initial Face Amount is reduced. In the event of a Face Amount decrease, we will allocate the Surrender Charge to each Sub-Account and the Fixed Account based on the proportion that the value of the Fixed Account and the value of the Sub-Account(s) bear to the total unloaned Policy Value in each Sub-Account and the Fixed Account.

                    MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK


 ATTAINED AGE        RATE
---------------  ------------
           0
           1
           2
           3
           4
           5
           6
           7
           8
           9
          10
          11
          12
          13
          14
          15
          16
          17
          18
          19
          20
          21
          22
          23
          24
          25

 ATTAINED AGE        RATE
---------------  ------------
          26
          27
          28
          29
          30
          31
          32
          33
          34
          35     $     .14085
          36           .14752
          37           .15669
          38           .16669
          39           .17836
          40           .19086
          41           .20587
          42           .22088
          43           .23839
          44           .25589
          45           .27674
          46           .29925
          47           .32343
          48           .34928
          49           .37847
          50           .40933
          51           .44603
 ATTAINED AGE        RATE
---------------  ------------
          52     $     .48857
          53           .53612
          54           .59118
          55           .65209
          56           .71968
          57           .79145
          58           .86908
          59           .95674
          60          1.05444
          61          1.16301
          62          1.28665
          63          1.42786
          64          1.58751
          65          1.76393
          66          1.95380
          67          2.15965
          68          2.38065
          69          2.62185
          70          2.89418
          71          3.25304
          72          3.55929
          73          3.96902
          74          4.42953
          75          4.92412
          76          5.45122
          77          6.00585
 ATTAINED AGE        RATE
---------------  ------------
          78     $    6.58220
          79          7.19472
          80          7.86724
          81          8.61695
          82          9.46542
          83         10.42335
          84         11.47262
          85         12.58986
          86         13.75325
          87         14.95279
          88         16.16463
          89         17.40526
          90         18.69215
          91         20.04733
          92         21.51567
          93         23.16008
          94         25.25983

                                  DEFINITIONS



    ATTAINED AGE. The Insured's age as of the nearest birthday on the Policy Effective Date plus the number of complete Policy Years since the Policy Effective Date.



    BENEFICIARY. The Beneficiary is the person entitled to receive the Death Benefit proceeds upon the death of the Insured.



        PRIMARY.   Where  a Primary  Beneficiary is  living, such  person is the
    Beneficiary. The Primary Beneficiary is the person named as the "Primary Beneficiary" in the Application, unless changed.



        CONTINGENT.   Where  no Primary  Beneficiary is  living, the "Contingent
    Beneficiary", as named in the Application, is the Beneficiary, unless changed. If the Contingent Beneficiary is not living, we will pay the Owner(s) or Owner's estate.



        IRREVOCABLE.   An  Irrevocable  Beneficiary  is  one  whose  consent  is
    necessary to change the Beneficiary or exercise certain other rights.



    CASH VALUE. It is equal to the Policy Value minus any applicable Surrender Charge.



    FIXED ACCOUNT. Part of our General Account to which Policy Value may be transferred or Net Premiums allocated under a Policy.



    FIXED ACCOUNT VALUE.  The Policy Value in the Fixed Account.



    FUND. An investment portfolio of Protective Investment Company or any other open-end management investment company or unit investment trust in which a Sub-Account invests.



    GENERAL ACCOUNT. The assets of the Company other than those allocated to the Variable Account or another separate account.



    HOME OFFICE.  2801 Highway 280 South, Birmingham, Alabama 35223.



    INITIAL FACE AMOUNT.  The Face Amount on the Policy Effective Date.



    INSURED.  The person whose life is covered by the Policy.



    ISSUE  AGE.   The Insured's  age as  of the  nearest birthday  on the Policy
Effective Date.



    ISSUE DATE. The date the Policy is issued. The Issue Date may be a later date than the Policy Effective Date if the initial premium payment is received at the Home Office before the Issue Date.



    LAPSE. Termination of the Policy at the expiration of the Grace Period while the Insured is still living.



    LOAN ACCOUNT. An account within the Company's General Account to which the Fixed Account Value and/or Variable Account Value is transferred as collateral for policy loans.



    LOAN ACCOUNT VALUE.  The Policy Value in the Loan Account.



    MATURITY DATE. The date shown on the Policy Specifications Page. It is the date on which we will pay the Owner(s) the Surrender Value, if any, provided the insured is still living. It is the Policy Anniversary nearest the Insured's 95th birthday. The Maturity Date may be changed provided it is not less than 20 years from the Policy Effective Date.



    MINIMUM MONTHLY PREMIUM. For policies issued on Insured's Issue Age below 70, the minimum amount of premium payments that must be paid in order for the No-Lapse Guarantee to remain in effect.



    MONTHLY ANNIVERSARY DAY. The same day of the month as the Policy Effective Date. The Monthly Anniversary Day is shown on the Policy Specifications Page.

    NET AMOUNT AT RISK. As of any Monthly Anniversary Day, the Death Benefit under this Policy (discounted for the upcoming Policy Month) less the Policy Value (before deduction of the monthly Administration Fee and monthly rider charges on that day).



    NET ASSET VALUE PER SHARE. The value per share of any Fund as computed on any Valuation Day as described in the Fund Prospectus.



    NET  PREMIUM.   The premium payment  after deduction of  the Premium Expense
Charges.



    OWNER. The person(s) who own the Policy. Herein referred to as "you" or "your".



    PLANNED PERIODIC PREMIUM PAYMENT. The premium determined by the Owner as a level amount that he or she (or they) plan to pay at fixed intervals over a specified period of time.



    POLICY  ANNIVERSARY.    The same  day  in  each Policy  Year  as  the Policy
Effective Date.



    POLICY DEBT.  The sum of all outstanding policy loans plus accrued interest.



    POLICY EFFECTIVE DATE. The date shown on the Policy Specifications Page and on which coverage takes effect. Policy Years are measured from the Policy Effective Date. For any increase, decrease, additions, or changes to coverage, the effective date shall be the monthly anniversary day on or next following the date the supplemental application is approved by the Company. The Policy Effective Date will never be the 29th, 30th, or the 31st of a month.



    POLICY  VALUE.   The sum  of the Variable  Account Value,  the Fixed Account
Value and the Loan Account Value.



    POLICY YEAR. Each period of 12 months commencing with the Policy Effective Date.



    PREMIUM  PAYMENT(S).   The amount(s) paid  by the Owner(s)  to purchase this
Policy.



    PROTECTIVE LIFE INSURANCE COMPANY. Herein referred to as "We", "Us", "Our" and "Company".



    SETTLEMENT.   Any payment by us under  this Policy which is payable from our
Home Office.



    SUB-ACCOUNT. A separate division of the Variable Account. Each Sub-Account invests in a corresponding Fund.



    SUB-ACCOUNT VALUE.  The Policy Value in a Sub-Account.



    SURRENDER VALUE.  The Cash Value minus any outstanding Policy Debt.



    UNIT.  A unit of measurement used to calculate the Sub-Account Values.



    UNSCHEDULED  PREMIUM  PAYMENT.   Any Premium  Payment  other than  a Planned
Periodic Premium Payment.



    VALUATION DAY. Each day the New York Stock Exchange is open for business except Federal and other holidays and days when the Company is not otherwise open for business.



    VALUATION PERIOD. The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Day and ending at the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Day.



    VARIABLE ACCOUNT. The Protective Variable Life Separate Account, a separate investment account of the Company into which Net Premiums may be allocated.



    VARIABLE ACCOUNT VALUE.  The sum of all Sub-Account Values.



    WITHDRAWAL. A withdrawal by the Owner(s) of an amount of Cash Value that is less than the Surrender Value.



    WRITTEN NOTICE. A written notice or request that is received by the Company at the Home Office.

                               GENERAL PROVISIONS



    ENTIRE CONTRACT. This Policy, any riders and/or endorsements attached hereto, and the Application, a copy of which is attached, and all subsequent applications, constitute the entire contract. Any application for reinstatement becomes part of this Policy if the reinstatement is approved by the Company. The Policy is issued in consideration of payment of the Initial Premium shown on the Policy Specifications Page.



    MODIFICATION OF THE CONTRACT. No change or waiver of the terms of this Policy is valid unless made by us, in writing, and approved by an Officer of the Company. We reserve the right to change the provisions of this Policy to conform to any applicable laws, or applicable regulations or rulings issued by a government agency.



    MISSTATEMENT OF AGE OR SEX. Questions in the Application concern the Insured's date of birth and sex. If the date of birth or sex given in the Application or any Application for Riders is not correct, the Death Benefit and any benefits provided under any Riders to this Policy will be adjusted to those which would be purchased by the most recent deduction for the cost of insurance and the cost of any benefits provided by such riders, at the correct age and sex.



    SUICIDE EXCLUSION. If the Insured commits suicide, while sane or insane, within two years from the Policy Effective Date, the Company's total liability shall be limited to the premiums paid before death, less any Policy Debt and less any withdrawals. If the Insured commits suicide, while sane or insane, within two years from the effective date of any increase in the face amount, the Company's total liability with respect to such increase shall be limited to the sum of the monthly cost of insurance charges deducted for such increase.



    TERMINATION. All coverage under this Policy shall terminate when any one of the following events occurs:



    (1) The Owner(s) requests a full surrender. A surrender will require a return of this Policy.



    (2) The Insured dies.



    (3) The Policy reaches its Maturity Date.



    (4) The Grace Period ends without payment of premiums as described in "Grace Period".



    REPRESENTATIONS AND CONTESTABILITY. In issuing this Policy, the Company relies on all statements made by or for the Insured in the Application or in a supplemental application. Legally, these statements are considered to be representations and not warranties, unless fraud is involved. The Company can contest the validity of this Policy or resist a claim for any material misrepresentation of a fact made on the Application or in a supplemental application for this Policy. We also have the right to contest the validity of any policy change based on material misstatements made in any application for that change. To do so, however, the representation must have been made in the Application, or in a supplemental application. Also, a copy of such application must have been attached to this Policy when issued or made a part of the policy when changes in coverage became effective.



    The Company cannot bring any legal action to contest the validity of this Policy after it has been in force during the lifetime of the Insured for two years from the Policy Effective Date unless fraud is involved.



    If there was a rider or endorsement added to this Policy after the Policy Effective Date, or benefits added by a supplemental Policy Specifications Page, the Company can contest the validity of any benefits so added within two years during the lifetime of the Insured after they were added. The Company can contest the validity of any reinstated benefits within two years during the lifetime of the Insured after the reinstatement has been approved.



    REPORTS. At least once a year we will send to you at your last known address, a report for this Policy. The report will show as of the end of the report period: (1) the current Death Benefit; (2) the current Policy Value; (3) the current Fixed Account Value; (4) the current Variable Account Value; (5) the current Loan Account Value; (6) the current Sub-Account Values; (7) premiums paid since the last report; (8) any withdrawals since the last report; (9) any policy loans and accrued interest; (10) the current Surrender Value; (11) your current premium allocations; (12) charges deducted since the last report; and (13) any other information required by law.



    ARBITRATION. The parties hereby acknowledge that the provision of insurance pursuant to this Policy takes place in and substantially affects interstate commerce and that the Federal Arbitration Act permits and promotes the use of arbitration as a means of dispute resolution in matters arising from interstate commerce.



    Any controversy, dispute or claim by any Owner(s), Insured or Beneficiary, or their respective assigns (each referred to herein as "Claimant"), arising out of or relating in any way to this Policy or the solicitation or sale thereof shall be submitted to binding arbitration pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. Absent consolidation of arbitration as provided for below, such arbitration shall be governed by the rules and provisions of the Dispute Resolution Program for Insurance Claims of the American Arbitration Association ("AAA"). The arbitration panel shall consist of three (3) arbitrators, one (1) selected by the Company, one (1) selected by the Claimant and one (1) selected by the arbitrators previously selected.



    If a Claimant, the Company or a third-party have any dispute between or among them or any of them that is directly or indirectly related to any dispute governed by this arbitration provision, the Claimant and the Company consent to the consolidation of the dispute governed by this arbitration provision with such other dispute; if such other dispute is governed by an arbitration agreement that selects the forum and rules of the National Association of Securities Dealers, Inc. or the New York Stock Exchange, Inc., the Claimant and the Company shall be deemed to have consented to the jurisdiction of such other forum to the extent allowed by law and will abide by the rules, provisions and interpretations thereof, including those for selection of arbitrators.



    It is understood and agreed that the arbitration shall be binding upon the parties, that the parties are waiving their right to seek remedies in court, including the right to jury trial; and that an arbitration award may not be set aside in later litigation except upon the limited circumstances set forth in the Federal Arbitration Act.



    Judgement upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof. The arbitration expenses shall be borne by the losing party or in such proportion as the arbitrator(s) shall decide.



                               CONTROL PROVISIONS



    THE PARTIES INVOLVED. The Owner(s) is the person(s) who owns this Policy as shown on the Policy Specifications Page, on an endorsement or on an amendment to the Application. The Owner is the Insured unless someone else is named as the Insured. The Insured is the person whose life this Policy insures.



    RIGHTS OF OWNER. While the Insured is living, the Owner(s) may exercise all rights and benefits contained in the Policy or allowed by the Company. These rights include assigning this Policy, changing beneficiaries, changing ownership, enjoying all benefits and exercising all policy provisions. The use of these rights may be subject to the consent of any assignee or irrevocable Beneficiary.



    If a Partnership has any rights under this Policy, such rights shall belong to the Partnership as it exists when the right is exercised.



    CONTINGENT OWNER. If the Owner is not the Insured, the Owner(s) may name a Contingent Owner provided such request is made in writing on a form acceptable to us. The Contingent Owner will become the Owner if the Owner(s) die. If there is not a Contingent Owner named when the Owner(s) die, the estate of the last Owner to die will become the Owner.

    BENEFICIARY. A Beneficiary is any person named by the Owner(s) on the Company's records to receive the Death Benefit proceeds on the Insured's death. There may be different classes of Beneficiaries such as primary and contingent. These classes set the order of payment of the Death Benefit. The Owner(s) may change the Beneficiary at any time prior to the Insured's death. To make a change, we must receive a written request satisfactory to us at our Home Office. If an irrevocable Beneficiary has been designated however, such designation cannot be changed or revoked without the irrevocable Beneficiary's written consent. Any change of Beneficiaries is effective on the date the request was signed. Provided, however, we will not be liable for any payment we make before such request has been received and acknowledged at our Home Office.



    CHANGING THE OWNER. The Owner(s) may be changed at any time prior to the Insured's death. To make a change, we must receive from the Owner(s) a written request satisfactory to us at our Home Office. Any such change will be effective on the date the request was signed. Provided, however, we will not be liable for any payment we make before such request has been received and acknowledged at our Home Office.



    ASSIGNMENT. Upon notice to us, the Owner(s) may assign his or her rights under this Policy. However, for this assignment to be binding on the Company, it must be in writing and filed at the Home Office. We assume no responsibility for the validity of any assignment. Any claim under any assignment shall be subject to proof of interest and the extent of assignment. Once the Company receives a signed copy of the assignment, the Owner's rights and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any Policy Debt.



    PROTECTION  OF PROCEEDS.   To  the extent permitted  by law,  any payment of
Death Benefit proceeds, surrender value or any withdrawal shall be free from legal process from the claim of any creditor of the person entitled to them.



    SUSPENSION OR DELAY IN PAYMENT. The Company has the right to suspend or delay the date of payment of a withdrawal, loan, surrender, or the Death Benefit proceeds for any period:



    1)  when the New York Stock Exchange is closed; or



    2)  when trading on the New York Stock Exchange is restricted; or



    3) when an emergency exists (as determined by the Securities & Exchange Commission) as a result of which (a) the disposal of securities in the Variable Account is not reasonably practicable; or (b) it is not reasonably practicable to determine fairly the value of the net assets of the Variable Account; or



    4) when the Securities & Exchange Commission, by order, so permits for the protection of security holders.



    As to amounts allocated to the Fixed Account, we may defer payment of any withdrawal, surrender or the making of a policy loan for up to six months after we receive a written request.



    TAX CONSIDERATIONS. In order to receive the tax treatment afforded to life insurance contracts under federal tax laws, this Policy must qualify and continue to qualify as a life insurance contract under the Internal Revenue Code of 1986, as amended. The Company reserves the right to decline to: (a) accept a Premium Payment; or (b) change the Death Benefit Option; or (c) process a withdrawal; or (d) refund a Premium Payment if the change or request would cause this Policy to fail to qualify as a life insurance contract.



    We also reserve the right to make changes to this Policy or to any riders or to make distributions from this Policy to the extent we consider necessary for this Policy to continue to qualify as a life insurance contract. Such changes will apply uniformly to all affected policies. You will receive advance written notification of such changes.

    CHANGES IN POLICY COST FACTORS. Changes in credited rates, cost of insurance charges, mortality and expense risk charges, and Administration Fees will be by class and will be based upon changes in future expectations of such factors as investment earnings, mortality, persistency, expenses, and taxes.



    COVERAGE LIMITATIONS. Unless the health and other conditions of the Insured on the date that the Policy is delivered to the Owner(s) is the same as that indicated in the application, the Company reserves the right to cancel the Policy or re-underwrite the Policy and make appropriate adjustments to the monthly cost of insurance charge.



                                    PREMIUMS



    PREMIUM PAYMENT(S). Premium Payment(s) are payable at our Home Office. Premium Payment(s) must be made by check payable to Protective Life Insurance Company or by any other method which the Company deems acceptable. The minimum monthly Premium Payment(s) that we will accept is: (1) $50 if paid by a pre-authorized payment arrangement; or (2) $150 for any other mode of payment accepted by the Company.



    The Company has the right not to accept any Premium Payment in the event that it is determined in the Company's discretion that the Premium Payment will cause the Policy to fail to qualify as a life insurance contract under federal tax laws. The Company will immediately return the amount of any such Premium Payment that would cause the Policy to fail to so qualify.



    No insurance will take effect until the Initial Premium Payment is paid and the health and other conditions of the Insured are determined to be the same as that described in the Application on the date the Policy is delivered.



    PLANNED PREMIUMS. The amounts and frequency of the Planned Premium payments in effect on the Policy Effective Date are shown on the Policy Specifications Page. You do not have to pay the Planned Premium. Subject to the limits described above, you may change the frequency and amount of the Planned Premium Payments at any time.



    The Company will send Planned Premium reminder notices to you unless otherwise requested. You can choose to have them sent at 12, 6, or 3 month intervals. If desired, the Company will also arrange for payment of Planned Premiums on a monthly basis under a pre-authorized payment arrangement.



    UNSCHEDULED PREMIUM PAYMENTS. Subject to the limits described above, while this Policy is in force, Premium Payment(s) other than the Planned Premiums will be accepted by the Company at any time prior to the Maturity Date. The Owner(s) may specify in writing, that all Unscheduled Premium Payments are to be applied against Policy Debt, if any, as a loan repayment.



    MINIMUM MONTHLY PREMIUM GUARANTEE. In return for paying the Minimum Monthly Premium shown on the Policy Specifications Page or an amount equivalent thereto, the Company guarantees, to the extent outlined herein, that the Policy will not Lapse.



    If the Insured's Issue Age is 0 through 64, this Policy will not terminate during the first ten Policy Years if for each month that the Policy has been in force (a) equals or exceeds (b).



    If the Insured's Issue Age is 65 through 69, this Policy will not terminate during the first five Policy Years, if for each month that the Policy has been in force (a) equals or exceeds (b).



    For purposes of the Minimum Monthly Premium Guarantee:



    (a) is the total Premiums paid less any Withdrawals and Policy Debt



    (b) is the Minimum Monthly Premium as shown on the Policy Specifications Page multiplied by the number of complete policy months since the Policy Effective Date, including the current month.

    The Minimum Monthly Premium Guarantee does not apply to Insureds with an issue age of 70 and greater.



    PREMIUM EXPENSE CHARGE. The Premium Expense Charges are shown on the Policy Specifications Page.



    ALLOCATION OF NET PREMIUM PAYMENT(S). Net Premiums will be allocated to the Sub-Accounts and the Fixed Account on the date we receive them according to the instructions of the Owner(s) in the Application or subsequent written notice. Owner(s) may change the allocations in effect at any time by Written Notice. Allocations must be made in whole percentages. The minimum amount that can be allocated to any Sub-Account or the Fixed Account is 10% of any Net Premiums, and the sum of allocations must add up to 100%.



    If the Contract is issued in a state where, upon cancellation during the ten-day cancellation period, we return the Premium Payment(s) made, we reserve the right to allocate the Initial Premium Payment and any additional Premium Payments made during the ten-day cancellation period to the Money Market Sub-Account until the expiration of ten days from the date the Policy is mailed from the Home Office. Thereafter, allocations will be made as shown in the Policy Specifications Page in accordance with the selections made by the Owner(s).



    GRACE PERIOD. Unless this Policy is otherwise continued under the Minimum Monthly Premium Guarantee, if the Policy Value on a Monthly Anniversary Day is insufficient to cover the monthly deductions due on that Monthly Anniversary Day, this Policy will stay in force for 61 days. This 61 day period is called the Grace Period.



    If the Owner(s) does not pay sufficient premiums (less Premium Expense Charges) to cover the current and past due monthly deductions by the end of the Grace Period, this Policy will terminate without value and all coverage under this Policy will terminate. At the beginning of the Grace Period, the Company will mail a notice of such premiums due to the Owner's last known address and to the address of any assignee of record. Coverage continues during the Grace Period. The Company will deduct unpaid Monthly Deductions and Policy Debt from any Death Benefit payable if death occurs during the Grace Period.



    REINSTATEMENT. Prior to the Insured's death if this Policy has lapsed, it can be reinstated. Reinstatement means to restore the Policy when the Policy has terminated at the end of the Grace Period. We will not reinstate this Policy if it has been surrendered. The Company will reinstate the Policy if the Company receives:



    (1) the Owner's written request within five years after the end of the Grace Period and before the Maturity Date.



    (2) evidence of insurability satisfactory to the Company.



    (3) payment of Net Premiums equal to all Monthly Deductions that were due and unpaid during the Grace Period, payment of Premiums at least sufficient to keep the Policy in force for three months (we may accept premiums larger than this amount), and



    (4) payment of or reinstatement of any Policy Debt which existed at the end of the Grace Period.



    The effective date of a reinstated policy will be the day the Company approves the reinstatement and all of the above requirements have been received.

                          DEDUCTIONS FROM POLICY VALUE



    MONTHLY DEDUCTIONS. The monthly deduction is a charge made as of the Policy Effective Date and on each Monthly Anniversary Day thereafter. Monthly deductions will reduce the Sub-Account Value(s) and/or Fixed Account Value in the proportion that each Sub-Account Value and the Fixed Account Value bears to the Policy Value. Beginning as of the Policy Effective Date, we will deduct the monthly deductions described on the Policy Specifications Page.



    MONTHLY COST OF INSURANCE CHARGE. The monthly cost of insurance charge is determined at the end of each policy month. The monthly cost of insurance charge is computed as follows:



    (1) divide the Death Benefit at the beginning of the policy month by the sum of 1 plus the monthly guaranteed interest rate which is shown on the Policy Specifications page.



    (2) reduce the result by the amount of the Policy Value (prior to deducting the monthly deductions) at the beginning of the policy month;



    (3) multiply the difference by the cost of insurance rate as described below.



    The Monthly Cost of Insurance Charge is computed separately for the initial face amount and for each increase in face amount.



    COST OF INSURANCE RATES. The monthly cost of insurance rate is based on the sex, issue age, duration and rate class of the Insured and on the number of years that a Policy has been in force. For each face amount increase, we will use the issue age, sex, rate class and duration of this policy at the time of the request. Monthly cost of insurance rates will be determined by the Company, based on its expectations as to future mortality experience, investment earnings, mortality, persistency, expenses and taxes.



    Any change in the monthly cost of insurance rates will be on a uniform basis for insureds of the same class such as age, sex, rate class, and policy year. However, the cost of insurance rates will never be greater than those shown in the Table of Maximum Monthly Cost of Insurance Rates.



    COST OF RIDERS. The cost of additional benefits provided by riders will be determined as provided in such riders.



    OTHER DEDUCTIONS.   We  also make  the following  other deductions  as  they
occur:



    (1) Withdrawal Charge for withdrawals;



    (2) Surrender Charge if you surrender this Policy, decrease its initial face amount, or if this Policy lapses at the end of a Grace Period;



    (3) Transfer fee for certain transfers of the Policy Value.



    BASIS OF COMPUTATIONS. Minimum Surrender Values and maximum cost of insurance rates are based on the Commissioner's 1980 Standard Ordinary Smoker or Non-Smoker, Male or Female Mortality Table (age nearest birthday) and the rate class of the Insured. Surrender Values are at least equal to those required by law. Reserves are computed by the Commissioner's Reserve Valuation Method.



                                 FIXED ACCOUNT



    CALCULATION OF THE FIXED ACCOUNT VALUE.   The value of the Fixed Account  at
any time is equal to:



    (a) the Net Premiums allocated to the Fixed Account; plus



    (b) Policy Value transferred to the Fixed Account; plus



    (c) interest credited to the Fixed Account; less



    (d) any withdrawals including any Withdrawal Charges deducted or transfers from the Fixed Account including any Transfer Fees deducted from the Fixed Account; less

    (e) any Surrender Charges deducted in the event of a decrease of Face Amount; less



    (f) Monthly Deductions.



    INTEREST CREDITED. The Company guarantees that the interest credited during the first Policy Year to the Initial Net Premium Payment allocated to the Fixed Account will be at a rate not less than the Initial Annual Effective Interest Rate for the Fixed Account shown on the Policy Specifications Page.



    For subsequent Net Premiums allocated to or Policy Value transferred to the Fixed Account, the guaranteed interest rate applicable will be the annual effective interest rate in effect on the date the subsequent Net Premium is received by us or the date the transfer is made. Such guaranteed interest rate will apply to such amounts for a twelve month period which begins on the date the Net Premium is allocated or the date the transfer is made.



    After the guaranteed interest rate expires, (i.e., 12 months after the Net Premium or transfer is placed in the Fixed Account) we will credit interest on the Fixed Account Value attributable to such Net Premiums and transfers at the current interest rate in effect. New current interest rates are effective for such Fixed Account Value for 12 months from the time they are first applied. The Initial Annual Effective Interest Rate and the current interest rates the Company will credit are annual effective interest rates of not less than 4.00%. We may declare a new current interest rate from time to time but in no event more frequently than once per year. For purposes of crediting interest, amounts deducted, transferred or withdrawn from the Fixed Account will be accounted for on a "first-in, first-out" (FIFO) basis.



                                VARIABLE ACCOUNT



    GENERAL DESCRIPTION. The variable benefits under the Policy are provided through the Variable Account. The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account are not chargeable with the liabilities arising out of any other business we may conduct. We have the right to transfer to our General Account any assets of the Variable Account which are in excess of such reserves and other liabilities.



    SUB-ACCOUNTS OF THE VARIABLE ACCOUNT. The assets of the Variable Account are divided into a series of Sub-Accounts that are listed on the Policy Specifications Page and in the current Prospectus you received. Each Sub-Account invests exclusively in shares of a corresponding Fund. Any amounts of income, dividends, and gains distributed from the shares of a Fund will be reinvested in additional shares of that Fund at its net asset value.



    When permitted by law, we may:



    (1) create new variable accounts;



    (2) combine variable accounts, including the Variable Account;



    (3) add new Sub-Accounts to or remove existing Sub-Accounts from the Variable Account or combine Sub-Accounts;



    (4) make new Sub-Accounts or other Sub-Accounts available to such classes of the Policies as we may determine;



    (5) add new Funds or remove existing Funds;



    (6) if shares of a Fund are no longer available for investment or if we determine that investment in a Fund is no longer appropriate in light of the purposes of the Variable Account, substitute a different Fund for any existing Fund;

    (7) deregister the Variable Account under the Investment Company Act of 1940 if such registration is no longer required;



    (8) operate the Variable Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; and



    (9) make any changes to the Variable Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.



    The investment policy of the Variable Account will not be changed without approval pursuant to the insurance laws of the State of Tennessee. If required, approval of or change of investment policy will be filed with the insurance department of the state where this Policy is delivered.



    The values and benefits of this Policy provided by the Variable Account depend on the investment performance of the Funds in which your selected Sub-Accounts are invested. We do not guarantee the investment performance of the Funds. The Owner(s) bear the full investment risk for Net Premiums allocated or Policy Value transferred to the Sub-Accounts.



    VALUATION OF ASSETS. Assets of Funds held by each Sub-Account will be valued at their Net Asset Value per share on each Valuation Day. The Prospectus the Owner(s) received for the Funds defines the Net Asset Value per share of the Funds and describes each Fund.



    CALCULATION OF SUB-ACCOUNT VALUES. The Sub-Account Value for any Sub-Account is equal to the number of Units this Policy then has in that Sub-Account, multiplied by the value of such units at that time. Amounts allocated, transferred or added to a Sub-Account are used to purchase Units of that Sub-Account. Units are redeemed when amounts are deducted, transferred, or withdrawn. The number of Units in a Sub-Account at any time is equal to the number of Units purchased minus the number of Units redeemed up to such time.



    For each Sub-Account, the Net Premiums allocated to or Policy Value transferred to the Sub-Account are converted into Units. The number of Units credited is determined by dividing the dollar amount directed to each Sub-Account by the value of the Unit for that Sub-Account for the Valuation Day on which the Net Premiums allocated to or Policy Value transferred are credited to the Sub-Account. The Unit value at the end of every Valuation Day is the Unit value at the end of the previous Valuation Day times the Net Investment Factor, as described below.



    NET INVESTMENT FACTOR. The Unit value for each Sub-Account for any Valuation Period is determined by the Net Investment Factor. The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor for a Sub-Account for any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:



    (1) is the result of:



        a. the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus



        b. the per share amount of any dividend or capital gain distributions made by the Fund to the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus



        c. a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the operations of the Sub-Account.



    (2) is the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the last prior Valuation Period.



    (3) is a daily factor representing the Mortality and Expense Risk Charge deducted from the Sub-Account adjusted for the number of days in Valuation Period. Such factor is equal on an annual compounded basis to .90%.

    TRANSFERS. On or after the later of thirty days after the Policy Effective Date or six days after the ten-day cancellation period, upon receipt of Written Notice the Owner(s) may transfer the Fixed Account Value or any Sub-Account Value to other Sub-Accounts and/or the Fixed Account. The transfer will be effected as of the date we receive Written Notice from the Owner(s).



    The amount transferred must be at least $100 or, if less, the entire amount in the Fixed Account or the Sub-Account(s) each time a transfer is made. If, after the transfer, the amount remaining in the Fixed Account or Sub-Account(s) from which the transfer is made is less than $100, we reserve the right to transfer the entire amount instead of the requested amount. The maximum amount which may be transferred from the Fixed Account is the greater of (1) $2,500 or
(2) 25% of the Fixed Account Value in any Policy Year.



    The Policy Value on the effective date of the transfer will not be affected except to the extent of the Transfer Fee. We reserve the right to limit transfer requests to no more than 12 per year. For each additional transfer request over 12 during each Policy Year, we reserve the right to charge a Transfer Fee which is indicated on the Policy Specifications Page. The Transfer Fee, if any, will be deducted from the amount being transferred.



    We reserve the right, at any time and without prior notice, to terminate, suspend or modify the transfer privileges described above.



    SPECIAL TRANSFER RIGHT. The Owner(s) have the right once during the first two Policy Years following the Policy Effective Date, to request one transfer of the Variable Account Value to the Fixed Account. This request will not count towards the twelve free transfer requests in a Policy Year and is not subject to a Transfer Fee.



                                 DEATH BENEFIT



    DEATH BENEFIT. On the Insured's death, provided this Policy is in force, we will pay the Death Benefit proceeds when we receive satisfactory proof of death of the Insured.



    AMOUNT  OF  DEATH BENEFIT  PROCEEDS.   The  Death  Benefit proceeds  will be
determined as of the date of the Insured's death and will be equal to:



    (1) the Death Benefit under the Death Benefit option selected; plus



    (2) any additional benefits  due under any riders  attached to this  Policy;
       less



    (3) any Policy Debt; less



    (4)  any  unpaid monthly  deductions if  the Insured  dies during  the Grace
       Period.



    The Death Benefit proceeds shall be determined under the Level Death Benefit or Increasing Death Benefit, whichever is chosen by the Owner(s) and indicated on the Policy Specifications Page, or any supplemental Policy Specifications Page.



Level Death Benefit --



    The death benefit will be the greater of:



    (a) The face amount of insurance on the Insured's date of death; or



    (b) a specified percentage of the Policy Value on the date of the Insured's death as indicated on the Table of Percentages below.



Increasing Death Benefit --



    The death benefit will be the greater of:



    (a) the face amount of insurance on the Insured's date of death plus the Policy Value on the Insured's date of death; or

    (b) a specified percentage of the Policy Value on the Insured's date of death as indicated on the Table of Percentages below.



                              TABLE OF PERCENTAGES



ATTAINED                                                                         ATTAINED
   AGE     PERCENTAGE   ATTAINED AGE   PERCENTAGE   ATTAINED AGE   PERCENTAGE       AGE      PERCENTAGE
--------------------------------------------------------------------------------------------------------
  0-40           250%            50          185%            60          130%       70             115%
   41            243%            51          178%            61          128%       71             113%
   42            236%            52          171%            62          126%       72             111%
   43            229%            53          164%            63          124%       73             109%
   44            222%            54          157%            64          122%       74             107%
   45            215%            55          150%            65          120%      75-90           105%
   46            209%            56          146%            66          119%       91             104%
   47            203%            57          142%            67          118%       92             103%
   48            197%            58          138%            68          117%       93             102%
   49            191%            59          134%            69          116%       94             101%
                                                                                    95+            100%



    PAYMENT  OF DEATH BENEFITS.   We will pay the  Death Benefit proceeds to the
Beneficiary in a lump sum, unless a Payment Option has been selected.



    SUSPENSION OF PAYMENT. Payment of Death Benefit proceeds may be suspended or delayed under the circumstances described herein for suspension or delay of payment of surrenders or withdrawals.



    CREDITOR CLAIMS. To the extent permitted by applicable laws, no right or benefit under this Policy shall be subject to claims of creditors, except as may be provided by an assignment.



                           SURRENDERS AND WITHDRAWALS



    SURRENDERS. Prior to the Insured's death, and while the Policy is in force, this Policy may be surrendered for its Surrender Value. The surrender will be effective as of the Valuation Day on which we receive a Written Notice requesting surrender of the Policy. If the Policy is surrendered during the first fifteen Policy Years, the applicable Surrender Charge will be imposed. Once the surrender is effective, all benefits provided by the Policy cease and the Policy cannot be reinstated.



    WITHDRAWALS.  After the first Policy  Year, the Owner(s) may make a  written request for a withdrawal of the Surrender Value, subject to certain restrictions. The minimum withdrawal request is $500. As of the date we receive Written Notice from the Owner(s), we will reduce the Policy Value by the amount withdrawn (including the withdrawal charge). If a Level Death Benefit is in effect, we reserve the right to reduce the face amount of the Policy by the amount of the withdrawal (exclusive of the withdrawal charge). Face amount reductions will be effective as provided in the provision "Decreasing the Face Amount". The Owner(s) may specify how the Withdrawal and Withdrawal Charge are to be deducted from the Policy Value. In the event an allocation is not specified, we will allocate the Withdrawal and Withdrawal Charge based on the proportion that the value in the Fixed Account and the value in the Sub-Accounts bear to the Policy Value.



    We reserve the right to decline a withdrawal request if the remaining face amount would be below the minimum amount for which we would then issue the Policy under our rules; or we determine that the withdrawal would cause this Policy to fail to qualify as a life insurance contract under applicable tax laws, as interpreted by us.



                                  POLICY LOANS



    RIGHT TO MAKE LOANS, POLICY DEBT. After the first Policy Anniversary and before the Insured's death, loans can be made on this Policy provided it has Surrender Value greater than zero. However, the

Policy must be properly assigned to the Company before any policy loan is made. No other collateral is needed. Any policy loan must be for at least a minimum loan amount of $500. The Company may delay making any policy loan from the Fixed Account for up to six months.



    MAXIMUM LOAN. The most the Owner(s) can borrow is an amount that equals 90% of the Surrender Value of the Policy on the date the policy loan request is received.



    INTEREST. The interest charged on any policy loan during the first ten Policy Years is at an effective annual rate of 6%, compounded yearly on the Policy Anniversary Date. The interest charged on any policy loan during Policy Years 11 and greater will be at an effective annual rate of 4% compounded yearly on the Policy Anniversary Date. Interest payments are due for the prior Policy Year on each Policy Anniversary. If interest is not paid when due, it will be added to the amount of the policy loan and will bear interest at the rate payable on the policy loan. Interest is charged in arrears from the date of the policy loan.



    COLLATERAL. When a policy loan is made, an amount of Cash Value sufficient to secure the policy loan is transferred out of the Sub-Account(s) and the Fixed Account and into the Policy's Loan Account. The Owner(s) can specify how to allocate the Cash Value to be transferred to the Loan Account as collateral from among the Sub-Account(s) and the Fixed Account. If an allocation is not specified, the Cash Value will be allocated in the same proportion that the policy's Cash Value in the Fixed Account and each Sub-Account bear to the total Cash Value on the date we make the policy loan. An amount of Cash Value equal to any policy loan interest will also be transferred on each Policy Anniversary if the interest is not paid when due. We will allocate the unpaid interest based on the proportion that the value of your Fixed Account and the value of your Sub-Account(s) bear to the total unloaned Policy Value. The Loan Account Value will be recalculated: (1) when policy interest is added to the amount of the loan; (2) when a loan repayment is made; or (3) when a new policy loan is made.



    We will credit the Loan Account with interest at an effective annual rate of not less than 4%. We will determine such rate in advance of each calendar year. This rate will apply to the calendar year which follows the date of determination. On each Policy Anniversary, the interest earned on the Loan Account since the preceding Policy Anniversary will be transferred to the Sub-Account(s) and the Fixed Account. Unless you tell us otherwise, the interest will be transferred to the Sub-Account(s) and the Fixed Account in the same manner as collateral is transferred to the Loan Account.



    If the Loan Account Value exceeds the Cash Value on any Valuation Day the Owner(s) must pay the excess. We will send you a notice of the amount the Owner(s) must pay. This amount must be paid within 31 days after we send the notice, or the Policy will lapse. We will send the notice to you and to any assignee of record.



    REPAYING POLICY DEBT. Policy Debt can be repaid in part or in full any time during the Insured's life while this Policy is in force. When a loan repayment is made, Policy Value in the Loan Account in an amount equal to that payment will be transferred to the Sub-Account(s) and the Fixed Account. The Owner(s) may tell us how to allocate this transfer among the Sub-Account(s) and the Fixed Account. If no allocation is specified, we will allocate that amount among the Sub-Account(s) and the Fixed Account in the same proportion that Premium Payments are allocated.



                              CHANGING THIS POLICY



    The Owner(s) can request any one of the following changes subject to certain conditions. The Owner's request must be received in writing at the Company's Home Office.



    INCREASING THE FACE AMOUNT. On or after the first Policy Anniversary, the Owner(s) may submit a supplemental application for an increase in face amount. The Company reserves the right to require satisfactory proof of insurability in connection with evaluating any requested increase in face amount. The Insured's current Attained Age must be less than the maximum issue age. The amount of any increase must be at least $10,000. Any increase approved by the Company will be effective on the effective date shown on the supplemental Policy Specifications Page which will be issued and attached to the Policy and will be subject to monthly cost of insurance deductions for the increase from the Policy Value of this Policy.



    PREMIUM PAYMENTS REQUIRED FOR A FACE AMOUNT INCREASE. Additional premium payments may be required in connection with an increase in Face Amount. We will notify the Owner(s) if additional premiums are required and specify the premium payments required on the supplemental policy specifications page.



    CANCELLATION OF AN INCREASE OF FACE AMOUNT. The cancellation provision on the cover of this Policy applies equally to any increase in face amount except that where no additional premium payments are required in order to increase the face amount, only the first monthly cost of insurance deduction and the Administration Fee for increases in face amount will be refunded if the increase is cancelled.



    DECREASING THE FACE AMOUNT. On or after the first Policy Anniversary, you can request in writing a decrease in face amount subject to the following rules. After any change the Face Amount must be at least $50,000 (standard smoker or standard non-smoker class) or $100,000 (preferred non-smoker class). Any decrease will go into effect on the monthly anniversary day that falls on or next following the date the Company receives and accepts the request for change. The decrease will first be applied against increases in face amount in the reverse order in which they occurred. It will then be applied against the initial face amount. The Company reserves the right to prohibit any decrease:
(1) for the three years following an increase in face amount; and (2) for one Policy Year following the last decrease in face amount.



    The face amount remaining in effect after any decrease cannot be less than the Minimum Face Amount shown on the Policy Specifications Page. Decreasing the face amount may result in lower monthly deductions. Decreasing the initial face amount may result in a Surrender Charge.



    CHANGING THE DEATH BENEFIT OPTION. On or after the first Policy Anniversary, the Owner(s) may request in writing a change in the Death Benefit option. The change will go into effect on the monthly anniversary day that falls on or next following the date the Company receives and accepts the request for change. If the Owner(s) requests a change from Increasing Death Benefit to Level Death Benefit, the face amount will be increased to equal the Death Benefit on the effective date of change. If the Owner(s) requests a change from Level Death Benefit to Increasing Death Benefit, the face amount will be decreased so that it equals the Death Benefit less the Policy Value on the date of the change. The Company reserves the right to require satisfactory proof of insurability before permitting a change in Death Benefit options.



    CHANGING THE MATURITY DATE. You may request a change in the Maturity Date, subject to the approval of the Company.



    CHANGE APPROVAL. All changes must be approved by the Home Office. No agent has the authority to make any changes or waive any of the terms of this Policy.



                               SETTLEMENT OPTIONS



    Optional Methods of Settlement provide alternative ways in which payment can be made. Payment under these Optional Methods of Settlement will not be affected by the investment experience of any Sub-Account after the proceeds are applied under such option.



    AVAILABILITY OF OPTIONS. Upon written request, all or part of the Death Benefit or Surrender Value may be applied under any payment option we offer on the option date. The option date is any date this Policy terminates under the termination provision. If this Policy is assigned, either before or after the choice of an option, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any payment option.

    MINIMUM AMOUNTS. If the amount to be applied under any payment option for any one person is less than $5,000, the Company may pay that amount in one sum instead. If the payments under any option come to less than $50 each, the Company has the right to make payments at less frequent intervals.



    ELECTING A PAYMENT OPTION. To elect any payment option, the Company requires that a written request, satisfactory to it, be received at its Home Office. The Owner(s) may elect a payment option during the Insured's lifetime. If the Death Benefit is payable in one sum when the Insured dies, the Beneficiary may elect a payment option with the Company's consent.



    EFFECTIVE DATE AND PAYMENT DATE. The effective date of a payment option is the date the amount is applied under that option. For a Death Benefit, this is the date that due proof of the Insured's death is received at the Company's Home Office. For the Surrender Value, it is the effective date of surrender.



    A later date for the first payment may be requested in the payment option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No partial payment will be made for any period shorter than the time between payment dates.



    If the Surrender Value is applied under any option, the Company may delay payment of any withdrawal for up to six months. Interest at the rate in effect for Option 3 during this period will be paid on the amount withdrawn.



    DESCRIPTION OF OPTIONS. The Company's payment options are described below. Any other payment option agreed to by the Company may be elected. The payment options are described in terms of monthly payments.



    OPTION 1 -- PAYMENT FOR A FIXED PERIOD. Equal monthly payments will be made for any period selected up to 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates the Company is using when the first payment is due. The rate of any payment for each $1,000 of proceeds applied will not be less than shown in the Option 1 Table. The payments shown in this table are based on an interest rate of 3% per year.



                                 OPTION 1 TABLE
             MINIMUM MONTHLY PAYMENT RATES FOR EACH $1,000 APPLIED



              MONTHLY                 MONTHLY                 MONTHLY
   YEARS      PAYMENT      YEARS      PAYMENT      YEARS      PAYMENT
         1   $   84.47          11   $    8.86          21   $    5.32
         2       42.86          12        8.24          22        5.15
         3       28.99          13        7.71          23        4.99
         4       22.06          14        7.26          24        4.84
         5       17.91          15        6.87          25        4.71
         6       15.14          16        6.53          26        4.59
         7       13.16          17        5.23          27        4.47
         8       11.68          18        5.96          28        4.37
         9       10.53          19        5.73          29        4.27
        10        9.61          20        5.51          30        4.18



    OPTION 2 -- LIFE INCOME WITH PAYMENTS FOR A GUARANTEED PERIOD. Equal monthly payments are based on the life of the named person. Payments will continue for the lifetime of that person with payments guaranteed for 10 or 20 years. Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

    The Option  2  Table shows  the  minimum  monthly payment  for  each  $1,000 applied. The actual payments will be based on the monthly payment rates the Company is using when the first payment is due. They will not be less than shown in the Table, which is based on an interest rate of 3% per year. The age of the payee is the age at the birthday nearest to the effective date of the option.


                                 GUARANTEED PERIOD
        AGE OF PAYEE
----------------------------  ------------------------
    MALE          FEMALE        10 YRS       20 YRS
-------------  -------------  -----------  -----------
    0-30           0-34             3.32         3.31
         31             35          3.35         3.34
         32             36          3.39         3.37
         33             37          3.43         3.41
         34             38          3.46         3.44
         35             39          3.50         3.48
         36             40          3.55         3.52
         37             41          3.59         3.56
         38             42          3.64         3.60
         39             43          3.69         3.65
         40             44          3.74         3.69
         41             45          3.79         3.74
         42             46          3.85         3.79
         43             47          3.90         3.84
         44             48          3.97         3.89
         45             49          4.03         3.95
         46             50          4.10         4.00
         47             51          4.17         4.06
         48             52          4.25         4.12
         49             53          4.33         4.18
         50             54          4.41         4.25
         51             55          4.50         4.31
         52             56          4.59         4.38
         53             57          4.69         4.44
         54             58          4.79         4.51
         55             59          4.90         4.58
         56             60          5.01         4.65

                                 GUARANTEED PERIOD
        AGE OF PAYEE
----------------------------  ------------------------
    MALE          FEMALE        10 YRS       20 YRS
-------------  -------------  -----------  -----------
         57             61          5.13         4.72
         58             62          5.25         4.79
         59             63          5.39         4.85
         60             64          5.52         4.92
         61             65          5.67         4.99
         62             66          5.82         5.05
         63             67          5.97         5.11
         64             68          6.13         5.16
         65             69          6.30         5.21
         66             70          6.48         5.26
         67             71          6.66         5.31
         68             72          6.84         5.34
         69             73          7.03         5.38
         70             74          7.22         5.41
         71             75          7.41         5.43
         72             76          7.60         5.45
         73             77          7.79         5.47
         74             78          7.98         5.48
         75             79          8.17         5.49
         76             80          8.35         5.50
         77       & Over            8.52         5.50
         78                         8.68         5.51
         79                         8.83         5.51
     80                             8.96         5.51
   & Over



    OPTION 3 -- INTEREST INCOME. The Company will hold any amount applied under this option. Interest on the unpaid balance will be paid each month at a rate determined by it. This rate will be not less than the equivalent of 3% per year.



    OPTION 4 -- PAYMENTS OF A FIXED AMOUNT. Equal monthly payments will be for an agreed fixed amount. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate set by us, but not less than an effective interest rate of 3% per year. Payments continue until the amount we hold runs out. The last payment will be for the balance only.



    DEATH OF PAYEE. If the payee dies while there are any unpaid installments under Option 1 or before the end of the guaranteed period under Option 2, the Company will pay the commuted value of the remaining payments in a lump sum. The commuted value or any balance held under Option 3 or Option 4 will be paid to the payee's executors or administrators unless the written election of the Option directed the Company differently. Any commuted value will be calculated using 3% interest per year.

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                                       23

                       THIS PAGE INTENTIONALLY LEFT BLANK

                      INDIVIDUAL FLEXIBLE PREMIUM VARIABLE
                             LIFE INSURANCE POLICY


                                       25